News Release I For Immediate Release
FactSet Reports Results for Second Quarter 2023
◦Q2 GAAP revenues of $515.1 million, up 19.5% from Q2 2022
◦Organic Q2 ASV plus professional services of $1.9 billion, up 9.1% year over year
◦Q2 GAAP operating margin of 32.9%, up 430 bps year over year, and adjusted operating margin of 37.0%, up 330 bps over the prior year
◦Q2 GAAP diluted EPS of $3.38, up 19.0% from the prior year, and adjusted diluted EPS of $3.80, up 16.2% year over year
◦FactSet is updating fiscal 2023 guidance, with expected ASV + professional services growth of 7% - 9%, adjusted operating margin of 34%-35% and adjusted diluted EPS growth of 8% - 11%.

NORWALK, Conn., March 23, 2023 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its second quarter ended February 28, 2023.
Second Quarter Fiscal 2023 Highlights
•GAAP revenues increased 19.5%, or $84.0 million, to $515.1 million for the second quarter of fiscal 2023 compared with $431.1 million for the same period in fiscal 2022. The increase was primarily due to the addition of CUSIP Global Services (CGS) and higher sales of Content & Technology and Analytics & Trading solutions. Organic revenue, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 8.9% to $469.5 million during the second quarter of fiscal 2023 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $2.1 billion at February 28, 2023, compared with $1.8 billion at February 28, 2022. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was $1.9 billion at February 28, 2023, up $158.7 million from the prior year at a growth rate of 9.1%.
•Organic ASV plus professional services increased $53.8 million over the last three months. The primary contributors to this growth were increased sales of Content & Technology and Analytics & Trading solutions. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin increased to 32.9% compared with 28.6% for the same period last year. Adjusted operating margin improved to 37.0% compared with 33.7% in the prior year period. Both measures were driven by higher revenue, lower personnel cost as a percentage of revenue, lower third-party content costs, the lapping of the previous year's impairment charge of $10.3 million, and reduced facilities expenses, partially offset by higher technology expense and operating costs related to CGS.
•GAAP diluted earnings per share (EPS) increased 19.0% to $3.38 compared with $2.84 for the same period in fiscal 2022, primarily due to higher revenue and margin expansion, partially offset by higher interest expenses and increased income taxes. Adjusted diluted EPS increased 16.2% to $3.80, compared with $3.27 for the prior year period, due to the same drivers.
•Adjusted EBITDA increased to $199.7 million, up 35.8%, for the second quarter of fiscal 2023, compared with $147.0 million for the same period in fiscal 2022, driven by higher operating income.
•In connection with the acquisition of CGS, FactSet entered into a new credit agreement providing for a $1 billion term loan and revolving credit facilities. In the second quarter of fiscal 2023, FactSet made a $125 million prepayment of the principal amount of the term loan. As of February 28, 2023, a total of $500 million in term loan principal prepayments have been made.
•The Company’s effective tax rate for the second quarter of fiscal 2023 increased to 16.1% compared with 9.9% for the three months ended February 28, 2022, primarily due to higher pre-tax income and lower stock option exercises.

•FactSet updated its annual outlook for fiscal 2023. Please see the "Annual Business Outlook" section of this press release for details.

News Release I For Immediate Release

“We are pleased with our second-quarter results, reflecting the continued strength of our diverse product portfolio,” said Phil Snow, CEO, FactSet. “Our digital platform has allowed us to successfully navigate a challenging operating environment and meet the increased demand for our data and technology. As we enter the second half of the year, we are well-positioned to deliver value to our clients and shareholders.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	February 28,
(In thousands, except per share data)	2023	2022	Change
Revenues	$515,085	$431,119	19.5%
Organic revenues	$469,547	$431,057	8.9%
Operating income	$169,250	$123,348	37.2%
Adjusted operating income	$190,721	$145,139	31.4%
Operating margin	32.9%	28.6%
Adjusted operating margin	37.0%	33.7%
Net income	$131,593	$109,938	19.7%
Adjusted net income	$148,114	$126,675	16.9%
Adjusted EBITDA	$199,710	$147,047	35.8%
Diluted EPS	$3.38	$2.84	19.0%
Adjusted diluted EPS	$3.80	$3.27	16.2%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

"Our business continues to be resilient, with top-line growth and adjusted margin expansion exceeding our guidance for the second quarter," said Linda Huber, CFO, FactSet. "We are updating our ASV guidance for fiscal 2023, adding $10 million for the CGS business and reducing the core business ASV growth target by $15 million. In total, we expect that our organic ASV will be in the range of $145 million to $175 million for fiscal 2023, inclusive of CGS and consistent with our medium term growth outlook of 8-9%."

Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $2,074 million at February 28, 2023, compared with $1,750 million at February 28, 2022. Organic ASV plus professional services was $1,902 million at February 28, 2023, up $158.7 million from the prior year at a growth rate of 9.1%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $53.8 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the second quarter of fiscal 2023 were 8.1% and 15.8%, respectively. Buy-side clients, including asset managers, wealth managers, asset owners, hedge funds, channel partners and corporate clients, accounted for approximately 83% of organic ASV. The remaining organic ASV came from sell-side firms including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Segment Revenues and ASV

ASV from the Americas region was $1,315.3 million compared with ASV in the prior year period of $1,085.6 million. Organic ASV increased 9.3% to $1,188.6 million. Americas revenues for the quarter increased to $331.1 million compared with $273.7 million in

News Release I For Immediate Release
the second quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region's organic revenues growth rate was 8.2%.
ASV from the EMEA region was $528.5 million compared with ASV in the prior year period of $459.9 million. Organic ASV increased 8.1% to $494.3 million. EMEA revenues were $132.5 million compared with $114.6 million in the second quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region's organic revenues growth rate was 8.2%.
ASV from the Asia Pacific region was $207.1 million compared with ASV in the prior year period of $180.5 million. Organic ASV increased 10.8% to $195.6 million. Asia Pacific revenues were $51.5 million compared with $42.9 million in the second quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region's organic revenues growth rate was 15.3%.
Segment ASV does not include professional services, which totaled $23.2 million at February 28, 2023.
Operational Highlights – Second Quarter Fiscal 2023
•Client count as of February 28, 2023 was 7,730, a net increase of 99 clients in the past three months, primarily driven by an increase in corporate and wealth management clients and channel partners. The count includes clients with ASV of $10,000 and more.
•User count increased by 5,504 to 186,463 in the past three months, primarily driven by an increase in wealth management and corporate users.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 92%.
•Employee count was 11,896 as of February 28, 2023, up 10.3% over the last twelve months, driven primarily by an increase in the content, sales, and technology organizations.
•Net cash provided by operating activities increased to $164.7 million compared with $122.0 million for the second quarter of fiscal 2022, primarily related to higher net income. Quarterly free cash flow increased to $147.2 million compared with $110.1 million a year ago, an increase of 33.8%, driven by higher net income partially offset by an increase in capitalized costs related to internal use software.
•A quarterly dividend of $34.1 million, or $0.89 per share, was paid on December 15, 2022, to holders of record of FactSet’s common stock at the close of business on November 30, 2022.
•FactSet announced that it has been selected as the primary market data provider for BMO’s Wealth Management division. The Company is deploying its modern, flexible Advisor Workstation to BMO Wealth Management professionals across Canada to support its digital transformation objectives.
•The Company announced its collaboration with Coin Metrics to integrate the company’s leading digital assets data across FactSet’s solutions. The integration empowers users to monitor their digital assets workflow from research to asset allocation, stay abreast of the latest market trends, and fully analyze portfolios in FactSet's portfolio analytics, performance attribution, predicted risk and reporting solutions.
•FactSet won the Glassdoor Employees' Choice Award, honoring the Best Place to Work in 2023. This list is one of the only awards based solely on employee reviews.
•The Company was named to Newsweek’s list of America’s Most Responsible Companies for 2023. This award, presented by Newsweek and Statista Inc., is based on publicly available key performance indicators focused on company performance in the Environmental, Social, and Governance (ESG) areas.
Share Repurchase Program
FactSet did not repurchase any of its common stock during the second quarter under the Company's existing share repurchase program. FactSet had suspended share repurchases, except for potential minor repurchases to offset dilution from grants of stock options, until at least the second half of fiscal 2023 to prioritize debt repayment. FactSet anticipates resuming the existing share

News Release I For Immediate Release
repurchase program in the third and fourth fiscal quarters of 2023. As of February 28, 2023, $181.3 million is available for share repurchases under the Company's existing share repurchase program.
Annual Business Outlook
FactSet is updating its outlook for fiscal 2023. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2023 Expectations
•Inclusive of CUSIP Global Services, which is now included in the revised guidance range, Organic ASV plus professional services is expected to be in the range of $145 million to $175 million during fiscal 2023. FactSet expects organic ASV growth of $135-$165 million from its core business and an additional $10 million from CGS. This represents growth of 8.0% at the midpoint of $160 million, a deceleration of 100 basis points when compared to previous guidance of $150 million to $180 million, due to an expected decline in ASV growth in the core business during the second half of the fiscal year.
•GAAP revenues are expected to be in the range of $2,080 million to $2,100 million.
•GAAP operating margin is expected to be in the range of 29.5% to 30.5%.
•Adjusted operating margin is expected to be in the range of 34.0% to 35.0%
•FactSet's annual effective tax rate is expected to be in the range of 13.5% to 14.5%.
•GAAP diluted EPS is expected to be in the range of $12.45 to $12.85. Adjusted diluted EPS is expected to be in the range of $14.50 to $14.90.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2023. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Second Quarter 2023 Conference Call Details

Date:            Thursday, March 23, 2023
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q2 2023 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on March 23, 2023, through March 23, 2024. The earnings call transcript will be available via FactSet CallStreet.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair value of deferred revenues acquired in a business combination and non-recurring items. EBITDA excludes interest expense, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to over 7,000 global clients, including over 180,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms and corporations, achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P500, we are committed to sustainable growth and have repeatedly scored 100 on the Human Rights Campaign® Corporate Equality Index and been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

FactSet
Investor Relations Contact:
Kendra Brown
+1.203.810.2684
kbrown@factset.com
Media Contact
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	February 28,		February 28,
(In thousands, except per share data)	2023	2022	2023	2022
Revenues	$515,085	$431,119	$1,019,900	$855,844
Operating expenses
Cost of services	240,806	199,413	467,848	406,544
Selling, general and administrative	104,582	98,066	210,178	189,304
Asset impairments	447	10,292	729	13,987
Total operating expenses	345,835	307,771	678,755	609,835

Operating income	169,250	123,348	341,145	246,009

Other income (expense), net
Interest expense, net	(13,834)	(1,673)	(28,166)	(3,167)
Other income (expense), net	1,346	281	1,668	(956)
Income before income taxes	156,762	121,956	314,647	241,886

Provision for income taxes	25,169	12,018	46,256	24,301
Net income	$131,593	$109,938	$268,391	$217,585

Diluted earnings per common share	$3.38	$2.84	$6.89	$5.63
Diluted weighted average common shares	38,981	38,761	38,947	38,628

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	February 28, 2023	August 31, 2022
ASSETS
Cash and cash equivalents	$445,326	$503,273
Investments	32,022	33,219
Accounts receivable, net of reserves of $3,120 at February 28, 2023 and $2,776 at August 31, 2022	257,408	204,102
Prepaid taxes	41,605	38,539
Prepaid expenses and other current assets	82,293	91,214
Total current assets	858,654	870,347

Property, equipment and leasehold improvements, net	78,424	80,843
Goodwill	977,359	965,848
Intangible assets, net	1,869,774	1,895,909
Deferred taxes	5,662	3,153
Lease right-of-use assets, net	150,174	159,458
Other assets	57,662	38,747
TOTAL ASSETS	$3,997,709	$4,014,305

LIABILITIES
Accounts payable and accrued expenses	$116,857	$108,395
Current lease liabilities	28,573	29,185
Accrued compensation	63,720	114,808
Deferred revenues	164,190	152,039
Dividends payable	34,099	33,860
Total current liabilities	407,439	438,287

Long-term debt	1,735,609	1,982,424
Deferred taxes	6,600	8,800
Deferred revenues, non-current	6,137	7,212
Taxes payable	34,825	34,211
Long-term lease liabilities	196,669	208,622
Other liabilities	3,276	3,341
TOTAL LIABILITIES	$2,390,555	$2,682,897

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,607,154	$1,331,408

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,997,709	$4,014,305

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	February 28,
(In thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$268,391	$217,585
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	52,208	32,827
Amortization of lease right-of-use assets	19,596	22,172
Stock-based compensation expense	27,500	25,937
Deferred income taxes	(6,470)	(3,264)
Asset impairments	729	13,987
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(54,294)	(37,704)
Accounts payable and accrued expenses	12,102	10,183
Accrued compensation	(51,714)	(34,680)
Deferred revenues	11,069	6,201
Taxes payable, net of prepaid taxes	(2,576)	(21,824)
Lease liabilities, net	(22,877)	(23,863)
Other, net	17,650	(12,605)
Net cash provided by operating activities	271,314	194,952

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(35,416)	(20,546)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(50,018)
Purchases of investments	(10,889)	(250)
Net cash used in investing activities	(46,305)	(70,814)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt	(250,000)	—
Dividend payments	(67,478)	(61,448)
Proceeds from employee stock plans	43,605	56,928
Repurchases of common stock	—	(18,639)
Other financing activities	(11,781)	(3,258)
Net cash provided by/(used in) financing activities	(285,654)	(26,417)

Effect of exchange rate changes on cash and cash equivalents	2,698	(6,574)
Net (decrease) increase in cash and cash equivalents	(57,947)	91,147
Cash and cash equivalents at beginning of period	503,273	681,865
Cash and cash equivalents at end of period	$445,326	$773,012

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended
	February 28,
(In thousands)	2023	2022	Change
Revenues	$515,085	$431,119	19.5%
Deferred revenues fair value adjustment (a)	—	(62)
Adjusted revenues	515,085	431,057	19.5%
Acquired revenues (b)	(47,370)	—
Currency impact (c)	1,832	—
Organic revenues	$469,547	$431,057	8.9%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release

Non-GAAP Financial Measures

The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	February 28,
(In thousands, except per share data)	2023	2022	Change
Operating income	$169,250	$123,348	37.2%
Deferred revenues fair value adjustment	—	(62)
Intangible asset amortization	17,709	6,291
Business acquisition / integration costs (a)	3,329	5,048
Restructuring / severance	433	200
Real estate charges (b)	—	9,734
Transformation costs (c)	—	580
Adjusted operating income	$190,721	$145,139	31.4%
Operating margin	32.9%	28.6%
Adjusted operating margin (d)	37.0%	33.7%

Net income	$131,593	$109,938	19.7%
Deferred revenues fair value adjustment	—	(55)
Intangible asset amortization	14,717	5,543
Business acquisition / integration costs (a)	2,766	4,448
Restructuring / severance	360	177
Real estate charges (b)	—	8,578
Transformation costs (c)	—	512
Income tax items	(1,322)	(2,466)
Adjusted net income (e)	$148,114	$126,675	16.9%

Net income	$131,593	$109,938
Interest expense	16,737	1,962
Income taxes	25,169	12,018
Depreciation and amortization expense	26,211	13,395
EBITDA	$199,710	$137,313	45.4%
Real estate charges	—	9,734
Adjusted EBITDA	$199,710	$147,047	35.8%

Diluted earnings per common share	$3.38	$2.84	19.0%
Deferred revenues fair value adjustment	—	0.00
Intangible asset amortization	0.37	0.14
Business acquisition / integration costs (a)	0.07	0.11
Restructuring / severance	0.01	0.01
Real estate charges(b)	—	0.22
Transformation costs (c)	—	0.01
Income tax items	(0.03)	(0.06)
Adjusted diluted earnings per common share (e)	$3.80	$3.27	16.2%
Weighted average common shares (Diluted)	38,981	38,761

News Release I For Immediate Release
(a)Related to acquisition and integration costs of the CGS acquisition.
(b)Related to impairment charges of lease right-of-use assets and property, equipment and leasehold improvements associated with vacating certain leased office space.
(c)Primarily related to professional fees associated with the ongoing multi-year investment plan.
(d)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(e)For purposes of calculating adjusted net income and adjusted diluted earnings per share, all adjustments were taxed at the quarterly effective tax rates of 16.9% for fiscal 2023 and 11.9% for fiscal 2022.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2023 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,080	$2,100
Operating income	$614	$641
Operating margin	29.5%	30.5%
Intangible asset amortization (a)	71	71
Real estate charges	15	16
Business acquisition / integration costs (b)	7	7
Adjusted operating income	$707	$735
Adjusted operating margin (c)	34.0%	35.0%

Net income	$480	$500
Intangible asset amortization (a)	61	61
Real estate charges	13	14
Business acquisition / integration costs (b)	6	6
Discrete tax items	(1)	(5)
Adjusted net income	$559	$576

Diluted earnings per common share	$12.45	$12.85
Intangible asset amortization (a)	1.58	1.56
Real estate charges	0.33	0.37
Business acquisition / integration costs (b)	0.14	0.14
Discrete tax items	(0.01)	(0.03)
Adjusted diluted earnings per common share	$14.50	$14.90
(a)The income tax effect related to intangible asset amortization is $10.0 million for the period presented above.
(b)Related to integration costs of the CGS acquisition.
(c)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.

News Release I For Immediate Release

Free Cash Flow

(Unaudited)	Three Months Ended
	February 28,
(In thousands)	2023	2022	Change
Net Cash Provided for Operating Activities	$164,678	$122,034
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(17,456)	(11,963)
Free Cash Flow	$147,222	$110,071	33.8%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q2'23	Q1'23	Q4'22	Q3'22	Q2'22	Q1'22	Q4'21	Q3'21
% of ASV from buy-side clients	82.8%	82.8%	82.9%	83.7%	83.6%	83.1%	83.2%	83.8%
% of ASV from sell-side clients	17.2%	17.2%	17.1%	16.3%	16.4%	16.9%	16.8%	16.2%

ASV Growth rate from buy-side clients	8.1%	8.0%	8.5%	9.6%	8.4%	8.5%	6.5%	5.6%
ASV Growth rate from sell-side clients	15.8%	14.4%	13.8%	12.9%	12.6%	13.2%	12.0%	8.0%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q2'23
As reported ASV plus Professional Services (a)	$2,074.0
Currency impact (b)	(1.0)
Acquisition ASV (c)	(171.3)
Organic ASV plus Professional Services	$1,901.7
Organic ASV plus Professional Services growth rate	9.1%
(a)Includes $23.2 million in professional services as of February 28, 2023.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.